UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934

                            August 7, 1996
            Date of Report (Date of earliest event reported)


                MID-AMERICA APARTMENT COMMUNITIES, INC.
          (Exact Name of Registrant as Specified in Charter)

       TENNESSEE                1-12762                   62-1543819
(State of Incorporation)   (Commission File         (I.R.S. Employer
                                 Number)            Identification Number)


                      6584 POPLAR AVENUE, SUITE 340
                         MEMPHIS, TENNESSEE 38138
                (Address of principal executive offices)


                             (901) 682-6600
           Registrant's telephone number, including area code


          ______________________________________________________
          (Former name or address, if changed since last report)

Item 5.  Other Events.
Following notification of the New York Stock Exchange, the following press release was released to the press on July 25, 1996.

The audited Historical Summary of Gross Income and Direct Operating Expenses of the three properties for the previous fiscal year are included herein as an exhibit.
_______________

Memphis, Tennessee, July 25, 1996: Mid-America Apartment Communities, Inc. (NYSE:MAA) today announced that it had completed of the purchase of three apartment communities totaling 816 units.

Crosswinds, located in a surburb of Jackson, Mississippi, has 360 apartment units each averaging 1,230 sf. The property was built in 1989 and is presently 98% occupied at an average rent of $570.

Two of the acquisitions are located in DeSoto County, Mississippi, contiguous to Memphis. Sutton Place was built in 1990 and has 252 apartments averaging 1,062 sf with an average rent of $525. Savannah Creek was built in 1989 and has 204 apartments averaging 1,162 sf at an average rent of $549. These properties are also 98% occupied.

The total purchase price and closing costs will total $32.1 million, which will be funded by $7.3 million cash from the sale in June of the Company's
Laguna Pointe property and the balance  by   the  Company's line  of  credit.

The  Company anticipates  a  11%  unleveraged first year  return  on  its
investment   before replacement  reserves  and   management expense. Two of
the acquisitions are being used to defer the taxable   gain  made  on  the
Laguna  sale.   The Company anticipates  making a further $1 million
investment in the properties over the next two years for upgrades and to install water meters at Crosswinds.

Separately, the Company announced that it has increased its unsecured line of credit from $40 million to $65 million with its banks, AmSouth Bank of Alabama and First Tennessee Bank National Association. The line continues to bear interest at 175 over LIBOR.

Mid-America Apartment Communities is a self-advised, self-managed REIT which, following the above acquisitions, owns 19,226 apartment units (including 234 development units) in 12 states, primarily in the southeast.

For further information, please contact Louise Bagby at 901682-6668, ext.105.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 MID-AMERICA APARTMENT COMMUNITIES, INC.



Date:  August 7, 1996            /s/ SIMON R.C. WADSWORTH
       ----------------          -----------------------------
                                 Simon R.C. Wadsworth
                                 Executive Vice President
                                 (Principal Financial and Accounting Officer)